Exhibit 99.1

Revlon Reports 2011 Results

NEW YORK--(BUSINESS WIRE)--February 16, 2012--Revlon, Inc. (NYSE: REV) today announced results for the year and the fourth quarter ended December 31, 2011.

2011 results compared to 2010:

  Net sales of $1,381.4 million compared to $1,321.4 million, an increase of 4.5%. Excluding favorable foreign currency fluctuations of $17.0 million, 2011 net sales increased by 3.3%.
  Operating income of $203.3 million compared to $199.8 million.
  Income from continuing operations before income taxes was $89.6 million compared to $79.8 million.
  Net income of $53.4 million, or $1.02 per diluted share, compared to $327.3 million, or $6.26 per diluted share. Net income included a non-cash tax benefit of $16.9 million and $260.6 million in 2011 and 2010, respectively, associated with a reduction in the Company’s deferred tax valuation allowances, which reduction had no impact on the Company’s cash flow or liquidity. Net income and income from continuing operations before income taxes included before-tax charges of $11.2 million and $9.7 million in 2011 and 2010, respectively, related to refinancing of the Company’s credit facilities.
  Adjusted EBITDAa of $266.0 million compared to $260.4 million.
  Net cash provided by operating activities of $88.0 million compared to $97.2 million; free cash flowb of $74.4 million compared to $82.3 million.

Commenting on today’s announcement, Revlon President and Chief Executive Officer, Alan T. Ennis said, “2011 was a year of many notable achievements. We delivered net sales growth of 4.5% and sustained highly competitive operating income margins. We delivered our fourth consecutive year of positive free cash flow and we improved our capital structure by refinancing and reducing our net debt. From a marketplace perspective, our emphasis on effective brand communication and strong in-store execution drove our positive performance and we introduced a number of successful new, innovative, consumer-preferred products across our entire portfolio. We acquired the Sinful Colors brand and signed two of Hollywood’s most sought-after actresses, Emma Stone and Olivia Wilde, as Global Brand Ambassadors for the Revlon brand.”

Mr. Ennis concluded, “We continue to manage our business carefully, with an emphasis on maintaining our operating margins, as we remain focused on continuing to realize our strategic objective of profitably growing our business.”

2011 Results

Note: The results of operations related to Sinful Colors are included in the Company's consolidated financial statements commencing on the date of acquisition, March 17, 2011.

Net sales in 2011 were $1,381.4 million, an increase of $60.0 million, or 4.5%, compared to $1,321.4 million in 2010. Excluding favorable foreign currency fluctuations of $17.0 million, net sales increased by $43.0 million, or 3.3%. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color. These increases were partially offset by lower net sales of Revlon beauty tools and lower net sales in Venezuela due to the June 2011 fire at the Company’s local facility.

In the United States, net sales in 2011 were $757.4 million, an increase of $28.3 million or 3.9%, compared to $729.1 million in 2010. The increase was primarily driven by the inclusion of the net sales of Sinful Colors and higher net sales of Almay color cosmetics and Revlon ColorSilk hair color. These increases were partially offset by lower net sales of Revlon beauty tools and Revlon color cosmetics.

In Asia Pacific, net sales in 2011 were $233.4 million, an increase of $23.5 million, or 11.2%, compared to $209.9 million last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $8.4 million, or 4.0%, primarily due to higher net sales of Revlon color cosmetics in China and certain distributor markets, partially offset by lower net sales of Revlon color cosmetics in Japan and Australia.

In Europe, Middle East and Africa, net sales in 2011 were $208.7 million, an increase of $8.3 million, or 4.1%, compared to $200.4 million last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $4.0 million, or 2.0%. The increase was primarily due to higher net sales of Revlon color cosmetics in South Africa and certain distributor markets, partially offset by lower net sales in Italy.

In Latin America, net sales in 2011 were $107.2 million, essentially unchanged year-over-year. Excluding the unfavorable impact of foreign currency fluctuations, net sales in Latin America increased $4.6 million, or 4.3%. The increase was primarily due to higher net sales of Revlon color cosmetics throughout the region and higher net sales of other beauty care products in Argentina. These increases were partially offset by lower net sales in Venezuela where the Company had not fully resumed business since the June 2011 fire.

In Canada, net sales in 2011 were $74.7 million, essentially unchanged year-over-year. Excluding the favorable impact of foreign currency fluctuations, net sales in Canada decreased $2.3 million, or 3.1%, primarily due to lower net sales of Almay color cosmetics.

Operating income was $203.3 million in 2011 compared to $199.8 million in 2010. Adjusted EBITDA was $266.0 million in 2011 compared to $260.4 million in 2010. Operating income and Adjusted EBITDA in 2011 benefited from higher net sales, partially offset by higher cost of sales and higher SG&A. Higher SG&A expenses, including the SG&A expenses of Sinful Colors, and the unfavorable impact of foreign currency fluctuations were partially offset by the benefit of business interruption insurance recoveries related to the fire in Venezuela, discussed below.

Interest expense, including preferred stock dividends, decreased $5.6 million to $91.3 million in 2011 primarily due to the refinancing of the Company’s term loan credit facility in May 2011 at lower interest rates.

Income from continuing operations before income taxes was $89.6 million in 2011 as compared to $79.8 million in 2010. Income from continuing operations before income taxes included before-tax charges of $11.2 million and $9.7 million in 2011 and 2010, respectively, related to the refinancing of the Company’s credit facilities.

The provision for income taxes was an expense of $36.8 million in 2011 as compared to a benefit of $247.2 million in 2010. Excluding a non-cash tax benefit of $16.9 million and $260.6 million in 2011 and 2010, respectively, the provision for income taxes was $53.7 millionc in 2011 as compared to $13.4 millionc in 2010. The higher tax provision in 2011 was primarily due to higher deferred tax expense in the U.S. as a result of the reduction in the Company’s U.S. deferred tax asset valuation allowance at the end of 2010, as well as higher pre-tax income in the U.S. The increase in the provision for income taxes resulting from the higher deferred tax expense in the U.S. did not affect the Company’s cash taxes paid in 2011. In 2011, the non-cash tax benefit of $16.9 million was primarily associated with the reduction in the Company’s deferred tax asset valuation allowance in certain markets outside the U.S. In 2010, the non-cash tax benefit of $260.6 million was associated with the reduction in the Company’s U.S. deferred tax asset valuation allowance. These reductions in the Company’s deferred tax asset valuation allowances had no impact on the Company’s cash flow or liquidity. Cash paid for income taxes, net of refunds, in 2011 was $20.5 million as compared to $16.2 million in 2010.

Net income in 2011 was $53.4 million, or $1.02 per diluted share compared to net income of $327.3 million, or $6.26 per diluted share, last year. Net income in 2011 included the non-cash tax benefit of $16.9 million, noted above, as well as charges of $11.2 million, before tax, associated with the 2011 refinancing of the Company’s revolving credit and term loan facilities. Net income in 2010 included the non-cash tax benefit of $260.6 million, noted above, as well as charges of $9.7 million, before tax, associated with the March 2010 refinancing of the Company’s revolving credit and term loan facilities.

Net cash provided by operating activities in 2011 was $88.0 million compared to $97.2 million in 2010 and free cash flow in 2011 was $74.4 million compared to $82.3 million in 2010. Cash flow in 2011 included higher cash paid for permanent cabinetry, interest and pension contributions as compared to the same period in 2010. Favorable changes in other working capital partially offset these higher payments.

The following are non-GAAP measures – (i) Adjusted EBITDA, (ii) free cash flow, and (iii) the provision for income taxes excluding the non-cash tax benefits associated with the reductions in the Company’s deferred tax valuation allowances. These non-GAAP measures are defined in the footnotes to this release and are reconciled to their most directly comparable GAAP measures in the accompanying financial tables.

Venezuela – Business Update

As previously announced, in June 2011, the Company’s facility in Venezuela was destroyed by fire. The Company’s subsidiary in Venezuela represented approximately 2% and 3%, respectively, of the Company’s consolidated net sales for the years ended December 31, 2011 and 2010. As of December 31, 2011, Revlon Venezuela had not fully resumed business following the June 2011 fire.

For the June 2011 through December 2011 period, the Company incurred losses of $14.6 million related to the fire, which includes an impairment loss of $4.9 million recorded in the second quarter of 2011 and business interruption losses, covering costs incurred and lost profits as a result of the fire. The Company maintains comprehensive property and business interruption insurance. In 2011, the Company received interim advance payments totaling $19.7 million with respect to the fire in Venezuela. In the fourth quarter of 2011 and for the full year 2011, the Company recognized $3.6 million and $14.6 million, respectively, of benefit from insurance recoveries, essentially making the Company financially whole for both costs incurred and the estimated lost profits noted above. The benefit from insurance recoveries was recorded in SG&A. The remaining balance of the insurance proceeds received through December 31, 2011 was recorded as deferred income, which is included in accrued expenses and other, on the balance sheet. The business interruption losses incurred in 2011 are not indicative of future business interruption losses for insurance purposes, nor future expected profits for Revlon Venezuela. The final amount and timing of the ultimate insurance recovery is currently unknown.

Fourth Quarter 2011 Results

Net sales in the fourth quarter of 2011 were $359.8 million, a decrease of $9.4 million, or 2.5%, compared to $369.2 million in the fourth quarter of 2010. Excluding unfavorable foreign currency fluctuations, net sales were essentially unchanged as compared to the same period last year.

In the United States, net sales in the fourth quarter of 2011 were $191.6 million, a decrease of $9.4 million, or 4.7%, compared to $201.0 million in the same period last year. The decrease was primarily driven by lower net sales of Revlon color cosmetics, partially offset by higher net sales of Almay color cosmetics and Revlon ColorSilk hair color, and the inclusion of the net sales of Sinful Colors. Lower net sales of Revlon color cosmetics were unfavorably impacted by higher returns and higher promotional allowances.

In Asia Pacific, net sales in the fourth quarter of 2011 were $63.8 million, an increase of $3.0 million, or 4.9%, compared to $60.8 million in the same period last year. Excluding the favorable impact of foreign currency fluctuations, net sales increased $1.4 million, or 2.3%. Higher net sales of Revlon color cosmetics in China and certain distributor markets were partially offset by lower net sales in Australia.

In Europe, Middle East and Africa, net sales in the fourth quarter of 2011 were $55.9 million, a decrease of $0.8 million, or 1.4%, compared to $56.7 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales increased $4.0 million, or 7.1%, primarily due to higher net sales of Revlon color cosmetics in South Africa and certain distributor markets.

In Latin America, net sales in the fourth quarter of 2011 were $28.3 million, a decrease of $1.6 million, or 5.4%, compared to $29.9 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales in Latin America increased $1.5 million, or 5.0%. The increase was primarily due to higher net sales of Revlon and Almay color cosmetics and Revlon ColorSilk hair color throughout the region and higher net sales of other beauty care products in Argentina. These increases were partially offset by lower net sales in Venezuela where the Company had not fully resumed business since the June 2011 fire.

In Canada, net sales in the fourth quarter of 2011 were $20.2 million, a decrease of $0.6 million, or 2.9%, compared to $20.8 million in the same period last year. Excluding the unfavorable impact of foreign currency fluctuations, net sales decreased $0.4 million, or 1.9%. Lower net sales of beauty tools and other beauty care products were partially offset by higher net sales of Almay color cosmetics.

Operating income in the fourth quarter of 2011 was $66.0 million, compared to $67.8 million in the same period last year. Adjusted EBITDA in the fourth quarter of 2011 was $81.7 million, compared to $83.3 million in the same period last year. Operating income and Adjusted EBITDA in the fourth quarter of 2011 were negatively impacted by lower gross profit, as a result of lower net sales and higher cost of sales, partially offset by lower SG&A. SG&A expenses decreased versus the prior year primarily due to lower advertising expenses and the benefit of business interruption insurance recoveries related to the fire in Venezuela, discussed above.

Interest expense, including preferred stock dividends, decreased $2.9 million to $21.8 million in the fourth quarter of 2011 primarily due to refinancing the Company’s term loan credit facility in May 2011 at lower interest rates.

Income from continuing operations before income taxes was $40.8 million in the fourth quarter of 2011 as compared to $39.8 million in the fourth quarter of 2010.

The provision for income taxes was an expense of $4.4 million in the fourth quarter of 2011 as compared to a benefit of $256.4 million in the same period last year. Excluding the non-cash tax benefit of $16.9 million and $260.6 million, respectively, the provision for income taxes in the fourth quarter of 2011 was an expense of $21.3 millionc as compared to an expense of $4.2 millionc in 2010. The increase in the provision for income taxes was primarily due to higher deferred tax expense in the U.S. as a result of the reduction in the Company’s U.S. deferred tax valuation allowance at the end of 2010, as well as higher pre-tax income in the U.S. The increase in the provision for income taxes resulting from the higher deferred tax expense in the U.S. did not affect the Company’s cash taxes paid in 2011.

Net income in the fourth quarter of 2011 was $36.4 million or $0.70 per diluted share, compared to $296.2 million, or $5.66 per diluted share, in the same period last year. Net income included a non-cash tax benefit of $16.9 million in the fourth quarter of 2011 and $260.6 million in the fourth quarter of 2010.

Net cash provided by operating activities in the fourth quarter of 2011 was $67.8 million, compared to $47.2 million in the same period last year. Free cash flow in the fourth quarter of 2011 was $63.6 million compared to $43.5 million in the same period last year. In the fourth quarter of 2011, favorable changes in working capital were partially offset by higher permanent cabinetry spending as compared to the fourth quarter of 2010.

Company Strategy

The Company continues to execute its business strategy: (i) build our strong brands; (ii) develop our organizational capability; (iii) drive our company to act globally; (iv) increase our operating profit and cash flow; and (v) improve our capital structure.

2011 Results and Conference Call

The Company will host a conference call with members of the investment community on February 16, 2012 at 4:30 P.M. ET to discuss its 2011 results. Access to the call is available to the public at www.revloninc.com.

About Revlon

Revlon is a global color cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirant deodorants and beauty care products company whose vision is Glamour, Excitement and Innovation through high-quality products at affordable prices. Revlon® is one of the strongest consumer brand franchises in the world. Revlon’s global brand portfolio includes Revlon® color cosmetics, Almay® color cosmetics, Sinful Colors® color cosmetics, Revlon ColorSilk® hair color, Revlon® beauty tools, Charlie® fragrances, Mitchum® anti-perspirant deodorants, and Ultima II® and Gatineau® skincare. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchum.com. Corporate and investor relations information can be accessed at www.revloninc.com.

Footnotes to Press Release

a Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income, its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency fluctuations, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company's management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company's operating performance. The Company's management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.

The Company's management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things --

(i) monitor and evaluate the performance of the Company's business operations;

(ii) facilitate management's internal comparisons of the Company's historical operating performance of its business operations;

(iii) facilitate management's external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv) review and assess the operating performance of the Company's management team and, together with free cash flow and other operational objectives, as a measure in evaluating employee compensation and bonuses;

(v) analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi) plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.

The Company's management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management. Additionally, the Company's management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company's overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company's underlying operating performance. Additionally, the Company's management believes that because it has historically provided Adjusted EBITDA in previous press releases, that including such non-GAAP measure in its earnings releases provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, as described above, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income / (loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company's credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

b Free cash flow is a non-GAAP measure that is reconciled to net cash provided by operating activities, its most directly comparable GAAP measure, in the accompanying financial tables. Free cash flow is defined as net cash provided by operating activities, less capital expenditures for property, plant and equipment, plus proceeds from the sale of certain assets. Free cash flow excludes proceeds on sale of discontinued operations. Management uses free cash flow (i) to evaluate its business and financial performance and overall liquidity; (ii) in strategic planning; and (iii) to review and assess the operating performance of the Company's management team and, together with Adjusted EBITDA and other operational objectives, as a measure in evaluating employee compensation and bonuses. Management believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment to support the Company's ongoing business operations, and provides them with the same measures that management uses as the basis for making resource allocation decisions. Free cash flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which for the Company are significant. The Company does not intend for free cash flow to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define free cash flow or similarly titled measures differently.

c Included in this earnings release is the Company's provision for income taxes excluding a non-cash tax benefit of $16.9 million in 2011 and $260.6 million in 2010 associated with a reduction in the Company’s deferred tax valuation allowances, which is a non-GAAP financial measure. Management has presented such non-GAAP measure because the Company's management believes that excluding the non-cash tax benefits is useful to investors to provide them with disclosures of the Company's operating results on the same basis as that used by the Company's management and provides useful information to investors about the performance of the Company's overall business because such presentation eliminates the effects of these unusual tax benefits that are not directly attributable to the Company's underlying operating performance in the respective periods. Additionally, the Company's management believes that excluding these non-cash tax benefits of $16.9 million in 2011 and $260.6 million in 2010 associated with reductions in the Company’s deferred tax valuation allowances provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of its provision for income taxes excluding these non-cash tax benefits, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company's management, that can assist investors in assessing the Company's financial condition, operating performance and underlying strength. Such non-GAAP financial measure, as well as the other information in this press release, should be read in conjunction with the Company's financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements made in this press release, which are not historical facts, including statements about the Company's plans, strategies, focus, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made and, except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether to reflect actual results of operations; changes in financial condition; changes in general U.S. or international economic, industry or cosmetics category conditions; changes in estimates, expectations or assumptions; or other circumstances, conditions, developments or events arising after the issuance of this press release. Such forward-looking statements include, without limitation, the Company's following beliefs, expectations, focus and/or plans: (i) the Company’s plans to continue to manage our business carefully, with an emphasis on maintaining our operating margins, as we remain focused on continuing to realize our strategic objective of profitably growing our business; (ii) the Company's belief that it maintains comprehensive property and business interruption insurance and that the business interruption losses incurred in 2011 are not indicative of future business interruption losses for insurance purposes, nor future expected profits for Revlon Venezuela; and (iii) the Company’s plans to continue to execute its business strategy: (a) build our strong brands, (b) develop our organizational capability, (c) drive our company to act globally, (d) increase our operating profit and cash flow and (e) improve our capital structure. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in our filings with the SEC, including, without limitation, our 2011 Annual Report on Form 10-K that we will file with the SEC in February 2012 and our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we have filed or will file with the SEC during 2012 (which may be viewed on the SEC's website at http://www.sec.gov or on our website at http://www.revloninc.com), as well as reasons including: (i) difficulties, delays, unanticipated costs or our inability to profitably grow our business, including, without limitation, less than expected profitable net sales growth, such as due to the reasons set forth in clause (iii)(a) below; (ii) unexpected business interruption losses or impacts on future expected profits in Venezuela and/or less than expected insurance coverages and/or insurance proceeds to cover such losses; and (iii) difficulties, delays, unanticipated costs or our inability to continue to execute our business strategy, such as (a) less than expected growth of our strong brands, such as due to difficulties, delays, unanticipated costs or our inability to launch innovative products, such as due to less than effective new product development; less than expected acceptance of our new products by consumers and/or retail customers; less than expected acceptance of our brand communication for such products by consumers and/or retail partners; less than expected levels of advertising and/or promotional activities for our new product launches; less than expected levels of execution with our retail partners; less than anticipated sales of our new products as a result of consumer response to worldwide economic or other conditions; greater than expected volatility in the retail sales environment; more than anticipated returns for such products; actions by our retail customers impacting our sales, including in response to any decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass retail channel; adverse changes in currency exchange rates and / or currency controls; decreased sales of the Company's products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; greater than expected impact from changes in retailer pricing or promotional strategies; greater than anticipated retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company's existing or new products or from its advertising, promotional and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising, promotions and/or marketing activities or for sales returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, (b) difficulties, delays or the inability to develop our organizational capability, (c) our inability to drive our company to act globally, such as due to higher than anticipated levels of investment required to support and build our brands globally and/or less than anticipated results from our regional and/or multi-national brands, (d) our inability to increase our operating profit and/or cash flow, such as due to less than anticipated sales growth and/or less than anticipated savings from our ongoing cost controls and/or (e) difficulties, delays, unanticipated costs or our inability to improve our capital structure. Factors other than those listed above could also cause the Company’s results to differ materially from expected results. Additionally, the business and financial materials and any other statement or disclosure on or made available through the Company’s websites or other websites referenced herein shall not be incorporated by reference into this release.

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)

Net sales	$359.8	$369.2	$1,381.4	$1,321.4
Cost of sales	134.3	129.2	492.6	455.3
Gross profit	225.5	240.0	888.8	866.1
Selling, general and administrative expenses	159.5	172.3	685.5	666.6
Restructuring costs and other, net	-	(0.1)	-	(0.3)

Operating income	66.0	67.8	203.3	199.8

Other expenses, net:
Interest expense	20.2	23.1	84.9	90.5
Interest expense - preferred stock dividends	1.6	1.6	6.4	6.4
Amortization of debt issuance costs	1.2	1.4	5.3	5.9
Loss on early extinguishment of debt, net	(0.1)	-	11.2	9.7
Foreign currency losses, net	2.0	1.6	4.4	6.3
Miscellaneous, net	0.3	0.3	1.5	1.2
Other expenses, net	25.2	28.0	113.7	120.0

Income from continuing operations before income taxes	40.8	39.8	89.6	79.8
Provision for (benefit from) income taxes	4.4	(256.4)	36.8	(247.2)
Income from continuing operations, net of taxes	36.4	296.2	52.8	327.0
Income from discontinued operations, net of taxes	-	-	0.6	0.3

Net income	$36.4	$296.2	$53.4	$327.3

Basic income per common share:
Continuing operations	0.70	5.71	1.01	6.30
Discontinued operations	-	-	0.01	0.01
Net income	$0.70	$5.71	$1.02	$6.31

Diluted income per common share:
Continuing operations	0.70	5.66	1.01	6.25
Discontinued operations	-	-	0.01	0.01
Net income	$0.70	$5.66	$1.02	$6.26

Weighted average number of common shares outstanding:
Basic	52,183,008	51,901,970	52,173,906	51,892,824
Diluted	52,367,871	52,297,106	52,331,807	52,302,636

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in millions)

	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$101.7	$76.7
Trade receivables, net	212.0	197.5
Inventories	111.0	115.0
Deferred income taxes - current	49.8	39.6
Prepaid expenses and other	44.2	47.3
Total current assets	518.7	476.1
Property, plant and equipment, net	98.9	106.2
Deferred income taxes - noncurrent	232.1	229.4
Goodwill, net	194.7	182.7
Other assets	112.7	92.3
Total assets	$1,157.1	$1,086.7

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
Short-term borrowings	$5.9	$3.7
Current portion of long-term debt	8.0	8.0
Accounts payable	89.8	88.3
Accrued expenses and other	231.7	218.5
Total current liabilities	335.4	318.5
Long-term debt	1,107.0	1,100.9
Long-term debt - affiliates	58.4	58.4
Redeemable preferred stock	48.4	48.1
Long-term pension and other post-retirement plan liabilities	245.5	201.5
Other long-term liabilities	55.3	55.7
Commitments and contingencies
Total stockholders' deficiency	(692.9)	(696.4)
Total liabilities and stockholders' deficiency	$1,157.1	$1,086.7

REVLON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)
	Year Ended
	December 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$53.4	$327.3
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	(0.6)	(0.3)
Depreciation and amortization	60.8	57.0
Amortization of debt discount	2.5	2.7
Stock compensation amortization	1.9	3.6
Provision for (benefit from) deferred income taxes	13.4	(259.3)
Loss on early extinguishment of debt, net	11.2	9.7
Amortization of debt issuance costs	5.3	5.9
Pension and other post-retirement expense	5.2	9.5
Change in assets and liabilities:
Increase in trade receivables	(18.3)	(19.2)
Decrease in inventories	3.6	7.0
Decrease (increase) in prepaid expenses and other current assets	0.2	(7.4)
Increase in accounts payable	5.0	20.8
Increase in accrued expenses and other current liabilities	20.1	12.5
Pension and other post-retirement plan contributions	(31.5)	(25.8)
Purchases of permanent displays	(41.3)	(33.7)
Other, net	(2.9)	(13.1)
Net cash provided by operating activities	88.0	97.2

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13.9)	(15.2)
Acquisition	(39.0)	-
Proceeds from the sale of certain assets	0.3	0.3
Net cash used in investing activities	(52.6)	(14.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in short-term borrowings and overdraft	0.2	(10.6)
Repayments under the 2006 Term Loan Facility	-	(815.0)
Borrowings under the 2010 Term Loan Facility	-	786.0
Repayments under the 2010 Term Loan Facility	(794.0)	(6.0)
Borrowings under the 2011 Term Loan Facility	796.0	-
Repayments under the 2011 Term Loan Facility	(4.0)	-
Payment of financing costs	(4.3)	(17.5)
Other financing activities	(1.4)	0.3
Net cash used in financing activities	(7.5)	(62.8)
Effect of exchange rate changes on cash and cash equivalents	(2.9)	2.7
Net increase in cash and cash equivalents	25.0	22.2
Cash and cash equivalents at beginning of period	76.7	54.5
Cash and cash equivalents at end of period	$101.7	$76.7

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$85.0	$77.3
Preferred stock dividends	$6.2	$6.2
Income taxes, net of refunds	$20.5	$16.2

Supplemental schedule of non-cash investing and financing activities:
Treasury stock received to satisfy minimum tax withholding liabilities	$1.4	$2.5

REVLON, INC. AND SUBSIDIARIES
PROVISION FOR (BENEFIT FROM) INCOME TAXES RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to provision for (benefit from) income taxes:
U.S. GAAP provision for (benefit from) income taxes	$4.4	$(256.4)

Adjustment to provision for income taxes:
Reduction of deferred tax valuation allowances (a)	16.9	260.6

Non-U.S. GAAP adjusted provision for income taxes	$21.3	$4.2

	Year Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to provision for (benefit from) income taxes:
U.S. GAAP provision for (benefit from) income taxes	$36.8	$(247.2)

Adjustment to provision for income taxes:
Reduction of deferred tax valuation allowances (a)	16.9	260.6

Non-U.S. GAAP adjusted provision for income taxes	$53.7	$13.4

(a) Reduction of the Company's deferred tax valuation allowances in certain markets outside the U.S. in 2011 and the Company's U.S. deferred tax valuation allowance in 2010.

REVLON, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$36.4	$296.2

Interest expense	21.8	24.7
Amortization of debt issuance costs	1.2	1.4
Loss on early extinguishment of debt, net	(0.1)	-
Foreign currency losses, net	2.0	1.6
Miscellaneous, net	0.3	0.3
Provision for (benefit from) income taxes	4.4	(256.4)
Depreciation and amortization	15.7	15.5

Adjusted EBITDA	$81.7	$83.3

	Year Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to net income:

Net income	$53.4	$327.3
Income from discontinued operations, net of taxes	0.6	0.3
Income from continuing operations, net of taxes	52.8	327.0

Interest expense	91.3	96.9
Amortization of debt issuance costs	5.3	5.9
Loss on early extinguishment of debt, net	11.2	9.7
Foreign currency losses, net	4.4	6.3
Miscellaneous, net	1.5	1.2
Provision for (benefit from) income taxes	36.8	(247.2)
Depreciation and amortization	62.7	60.6

Adjusted EBITDA	$266.0	$260.4

REVLON, INC. AND SUBSIDIARIES
FREE CASH FLOW RECONCILIATION
(dollars in millions)

	Three Months Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$67.8	$47.2

Less capital expenditures	(4.3)	(3.8)
Plus proceeds from the sale of certain assets	0.1	0.1

Free cash flow	$63.6	$43.5

	Year Ended
	December 31,
	2011	2010
	(Unaudited)
Reconciliation to net cash provided by operating activities:

Net cash provided by operating activities	$88.0	$97.2

Less capital expenditures	(13.9)	(15.2)
Plus proceeds from the sale of certain assets	0.3	0.3

Free cash flow	$74.4	$82.3

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Elise Garofalo
Senior Vice President, Treasurer and Investor Relations
212-527-5264